Exhibit 21.1

Our significant subsidiaries are as follows:

Name of subsidiary	Jurisdiction of incorporation or organization
Allure Global Solutions, Inc.	Georgia
Reflect Systems, Inc.	Delaware
Creative Realities Canada, Inc.	Canada